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                                                                 Exhibit 10.24

May 17, 1996

Robert G. Gilbertson
33 Steward Hill Circle
Fairfield, CT  06430

Dear Bob:

I am pleased to offer you the position of President and Chief Executive Officer of NCD. You will also be a member of the Board of Directors.

This position will be based in Mountain View, California reporting directly to the Board and is effective on May 20, 1996.

BASE SALARY
Your base salary in this position will be $12,500 per semi-monthly pay period ($300,000 annualized).

INCENTIVE PAY
You will be eligible to participate in the NCD Management Incentive Plan. The plan provides for an annual incentive award up to $150,000 (50% of base salary) at 100% achievement of financial objectives to be determined and agreed upon.
An over achievement award will be paid at 1 1/2% for each 1% achieved in excess of 100% of those financial objectives. There will be a cap of 300% of base salary for the over achievement award. You will be provided a copy of the plan.

CHANGE IN OWNERSHIP
In the event the Company is sold within the first six months of your employment, you will be paid a minimum of $500,000 in compensation.

STOCK OPTIONS
It will be recommended to the Compensation Committee of the Board of Directors that you be granted the option to purchase 700,000 shares of Common Stock subject to vesting as follows:

     - 25% immediately vested
     - 25% to vest on first anniversary of date of employment
     - Remaining 50% to vest monthly over the following two years
     - Full vesting upon any change in control of the Company after six months from employment date

RELOCATION EXPENSE
You will be reimbursed, upon submission of adequate documentation, for all reasonable, out-of-pocket, and ordinary expenses for commuting or relocating to the Mountain View area and necessary business expenses incurred in performing services as President and Chief Executive Officer.

TERM OF EMPLOYMENT
This offer of employment will initially be for a two-year period commencing on May 20, 1996. For the first twelve months of the initial employment period, the term of employment will decrease by one month for each month of service. Thereafter, the terms of employment will continue on a one-year basis unless and until it is terminated by either party. This will be subject to a sixty (60) day notice period.

SEVERANCE

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In the event you are terminated other than for cause, or if you voluntarily terminate your employment because of a reduction in title or responsibility, you will be entitled to receive a severance payment equal to your then-current base salary for a period equal to the longer of the term of employment remaining under this agreement or 12 months. Additionally, you will be provided benefit plan reimbursement with salary continuation payment equivalent to the cost of extending healthcare base benefits under COBRA for the severance period.

If the Company should decide to terminate this agreement, you will be eligible to receive outplacement assistance up to $40,000. Please note that no cash payment will be paid in lieu of the use of outplacement services.

Bob, I am quite pleased to offer you the position as President and Chief Executive Officer. I look forward to working with you and feel certain your contribution will add considerable value to the success of NCD.

Please sign the copies of this letter when you have accepted and return one to me. I look forward to your joining NCD.

Sincerely,



Peter Preuss
Chairman of the Board


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May 24, 1996

Rudolph G. Morin
57 Sawmill Lane
Greenwich, CT  06830

Dear Rudy:

I am pleased to offer you the position of Executive Vice President, Operations and Finance. This position will include corporate areas of responsibility such as Purchasing, Manufacturing, Logistics and Quality Control, Accounting/Controller, Treasury, Financial Planning and Analysis, Management Information Systems, Human Resources, Corporate Communications and Legal.

This position will be based in Mountain View, California reporting directly to me and is effective on May 28, 1996.

BASE SALARY
Your base salary in this position will be $10,416.67 per semi-monthly pay period ($250,000 annualized).

INCENTIVE PAY
You will be eligible to participate in the NCD Management Incentive Plan. The plan provides for an annual incentive award up to $125,000 (50% of base salary) at 100% achievement of financial objectives to be determined and agreed upon.
An over achievement award will be paid at 1 % for each 1% achieved in excess of 100% of those financial objectives. There will be a cap of 300% of base salary for the over achievement award. You will be provided a copy of the plan.

STOCK OPTIONS
It will be recommended to the Compensation Committee of the Board of Directors that you be granted the option to purchase 350,000 shares of Common Stock subject to vesting as follows:

     - 25% immediately vested
     - 25% to vest on first anniversary of date of employment
     - Remaining 50% to vest monthly over the following two years
     - Full vesting upon any change in control of the Company

RELOCATION EXPENSE
You will be reimbursed, upon submission of adequate documentation, for all reasonable, out-of-pocket, and ordinary expenses for commuting or relocating to the Mountain View area and necessary business expenses incurred in performing services as Executive Vice President, Operations and Finance.

TERM OF EMPLOYMENT
This offer of employment will initially be for a two-year period commencing on May 28, 1996. For the first twelve months of the initial employment period, the term of employment will decrease by one month for each month of service. Thereafter, the term of employment will continue on a one-year basis unless and until it is terminated by either party. This will be subject to a sixty (60) day notice period.

SEVERANCE
In the event you are terminated other than for cause, or if you voluntarily terminate your employment because of a reduction in title or responsibility, you will be entitled to receive a severance payment equal to your then-current base salary for a period equal to the longer of the term of employment remaining under this agreement or 12 months. Additionally, you will be provided benefit plan reimbursement with salary continuation payment equivalent to the cost of extending healthcare base benefits under COBRA for the severance period.

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If the Company should decide to terminate this agreement, you will eligible to receive outplacement assistance up to $40,000. Please note that no cash payment will be paid in lieu of the use of outplacement services.

Rudy, I am quite pleased to offer you the position as Executive Vice President, Operations and Finance. I look forward to working with you and feel certain your contribution will add considerable value to the success of NCD.

Please sign the copies of this letter when you have accepted and return one to me. I look forward to your joining NCD.

Sincerely,



Robert G. Gilbertson
President and Chief Executive Officer